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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITOR'S CONSENT



         We consent to the incorporation by reference in Registration Statement No. 333-64081 of Noven Pharmaceuticals, Inc. on Form S-8, in Registration Statement No. 333-56293 of Noven Pharmaceuticals, Inc. on Form S-3 and in Registration Statement No. 333-90835 of Noven Pharmaceuticals, Inc. on Form S-8 of our report dated February 14, 2003, except with respect to the matter discussed in the fourth paragraph of Note 14, as to which the date is February 24, 2003 and February 26, 2003 as to Note 15, appearing in this Annual Report on Form 10-K of Noven Pharmaceuticals, Inc. for the year ended December 31, 2002.

Deloitte & Touche LLP

Miami, Florida
March 26,  2003